99¢ ONLY STORES® ANNOUNCES THE FILING OF ITS FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2007 AND THE DATE OF ITS 2007 ANNUAL SHAREHOLDERS MEETING

CITY OF COMMERCE, CA – July 2, 2007 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) filed its Form 10-K for the fiscal year ended March 31, 2007 on Friday, June 29, 2007.

The Company reports for the quarter ended March 31, 2007 a net loss per share (on a diluted basis) of $0.01 on a net loss of $1.0 million, compared to a same quarter 2006 net loss per share (on a diluted basis) of $0.02 on a net loss of $1.6 million.  Results for the quarter ended March 31, 2007 include a pre-tax charge of $1.3 million ($0.8 million after-tax), or $0.01 per share, for the expensing of stock options. For the fiscal year ended March 31, 2007, the Company reports diluted earnings per share of $0.14 on net income of $9.8 million, compared to diluted earnings per share of $0.16 on net income of $11.4 million for the fiscal year ended March 31, 2006.  Results for the fiscal year ended March 31, 2007 include a pre-tax charge of $5.2 million ($3.1 million after-tax), or $0.04 per share on a fully diluted basis, for the expensing of stock options.

As previously reported, for the quarter ended March 31, 2007, net sales increased 9.4% to $277.9 million compared to $254.1 million for the same quarter last year, and same-store-sales for the fourth quarter ended March 31, 2007 increased 2.9% versus the same quarter last year.  For the fiscal year ended March 31, 2007, net sales were $1,104.7 million, up 7.9% over sales of $1,023.6 million for the fiscal year ended March 31, 2006.  Same-store-sales for the fiscal year ended March 31, 2007 were up 2.4% over the prior year.

Eric Schiffer, CEO of the Company, said, “While we are disappointed that our fiscal 2007 earnings fell short of our prior year’s earnings after taking into account the new stock option expense, we are beginning to see improvement in some of our fundamental operating metrics and we believe we will see a material improvement in our earnings in fiscal 2008.  We are pleased to report (on a preliminary basis) that our same-store-sales strengthened in the June quarter to over 4.5%. This is our seventh consecutive quarter of positive same store sales.”

“While developing cost effective management systems is taking longer than we expected, we have made real progress in reduced shrink and improved gross margin, and we are focusing now on getting the right product to the shelf at the right time.  We believe the recent improvements we have made to our merchandise flow have contributed to increased sales.  Over the coming year, we will also be focusing on streamlining our processes to improve our labor productivity.”

“We incurred substantial professional and consulting costs in fiscal 2007 to improve our control systems and reporting, and estimate that we spent approximately $15 million in fiscal 2007 versus about $10 million in fiscal 2006 in this area.  These costs have continued in the first quarter of 2008 as we caught up on our SEC filings, and we have achieved significant improvement in our internal control over financial reporting.  In the long term, we believe we can significantly reduce our fiscal 2007 level of professional and consulting costs associated with developing and maintaining our control systems and complying with Sarbanes-Oxley.”

“Reducing SG&A as a percentage of sales has been and continues to be a key goal for us in fiscal 2008.  Our focus this year will be to increase labor productivity throughout the Company, improve our inventory management and merchandise flow, and utilize our improved financial reporting systems to focus on expense control.  In fiscal 2007, we had to reverse a downward trend in earnings and neutralize the new expensing of stock options as well as the January 2007 and January 2008 minimum wage increases in California and Arizona.  Despite these challenges, our fourth quarter operating loss was reduced in comparison to the prior year period.”

“We will also continue investing in our core systems and evaluating strategic means to improve our cost structure and the fundamental metrics of our business that drive profitable expansion.  Our latest store openings in Texas are performing to our expectations in a smaller store format with more balanced site selection criteria based on our four years of experience in Texas, and we continue to look at ways to improve our Texas operations.  We are excited about our most recent store openings in a new smaller format store in the range of 15,000 to 19,000 square feet, and we now believe that this smaller format has significantly improved efficiency as well as throughput and capacity to enable us to build new profitable markets.”

“Going forward, our team will continue to focus on improving overall execution while continuing to build a real estate pipeline to increase our store opening growth rate to approximately 15% by the fourth quarter of fiscal 2008. We are planning to open approximately 30 stores in fiscal 2008, and our store opening schedule is back-weighted with the majority of the stores opening in the latter half of the year. We plan to open these new stores in California, Texas, Arizona and Nevada."

“We have a very strong balance sheet with virtually no debt, and we are passionate about restoring our Company to higher levels of profitability.  Now that we have the key management team members in place, we are focused on the detailed planning to improve our day-to-day execution, streamline our operations, and ultimately increase earnings per share.”

“We look forward to discussing the results of our year ended March 31, 2007 during our conference call tomorrow morning.”

The Company will announce its final sales results for the quarter ended June 30, 2007 at 6 a.m. Pacific time on July 9, 2007.  The Company is also planning for its 2007 annual meeting of shareholders to be held on Monday, September 17, 2007 in Commerce, California.  Details will be announced with the filing and mailing of the Company's definitive proxy statement for this meeting.

CONFERENCE CALL DETAILS

As previously announced, the Company’s conference call to discuss the March 31, 2007 financial results is scheduled for 8 a.m. Pacific Time on Tuesday, July 3, 2007.  If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) about nine minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99¢ Only Stores’ Fiscal Year Ended March 31, 2007 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested.  A recorded version of the call will be made available about eight hours after completion of the call and will remain available for nine days after the call. To access the recorded version, dial 1-866-452-0550, PASSCODE: 5465.  A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available prior to the call at the section of the Company’s website entitled “Investor Relations” at www.99only.com.

EXCERPTED INFORMATION FROM THE 10-K FOR THE FISCAL YEAR ENDED
MARCH 31, 2007

99¢ Only Stores
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)

ASSETS

	March 31,	March 31,
	2006	2007
CURRENT ASSETS:
Cash	$4,958	$983
Short-term investments	117,623	117,013
Accounts receivable, net of allowance for doubtful accounts of $137 and $252 as of March 31, 2006 and, 2007, respectively	3,193	2,687
Income taxes receivable	8,797	2,784
Deferred income taxes	30,638	28,343
Inventories	139,901	152,793
Other	5,426	8,931
Total current assets	310,536	313,534
PROPERTY AND EQUIPMENT, at cost:
Land	59,890	65,916
Buildings	80,685	87,528
Building improvements	35,598	41,935
Leasehold improvements	113,110	125,021
Fixtures and equipment	80,467	98,710
Transportation equipment	4,116	2,129
Construction in progress	18,412	15,691
Total property and equipment	392,278	436,930
Accumulated depreciation and amortization	(132,944)	(163,364)
Total net property and equipment	259,334	273,566

OTHER ASSETS:
Long-term deferred income taxes	9,672	17,760
Long-term investments in marketable securities	34,270	23,873
Deposits and other assets	14,896	14,402
Total other assets	58,838	56,035
Total assets	$628,708	$643,135

99¢ Only Stores
CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)

LIABILITIES AND SHAREHOLDERS’ EQUITY

	March 31,	March 31,
	2006	2007
CURRENT LIABILITIES:
Accounts payable	$38,332	$28,934
Accrued expenses:
Payroll and payroll-related	5,960	9,361
Sales tax	3,981	4,519
Other	16,489	17,275
Workers’ compensation	44,225	43,487
Current portion of capital lease obligation	74	55
Construction loan, current	-	13
Total current liabilities	109,061	103,644

LONG-TERM LIABILITIES:
Deferred rent	7,734	8,320
Deferred compensation liability	3,513	4,014
Construction loan, non-current	6,174	7,286
Capital lease obligation, net of current portion	700	644
Total long-term liabilities	18,121	20,264

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized - 1,000,000 shares
Issued and outstanding – none	-	-
Common stock, no par value
Authorized - 200,000,000 shares
Issued and outstanding - 69,569,150 shares at March 31, 2006 and 69,941,719 shares at March 31, 2007	215,702	223,414
Retained earnings	285,823	295,585
Accumulated other comprehensive income	1	228
Total shareholders’ equity	501,526	519,227
Total liabilities and shareholders’ equity	$628,708	$643,135

99¢ Only Stores
CONSOLIDATED STATEMENTS OF INCOME
(Amounts In Thousands, Except Per Share Data)

	Years Ended
	March 31,
	2006	2007
NET SALES:
99¢ Only Stores	$984,293	$1,064,518
Bargain Wholesale	39,296	40,178
Total sales	1,023,589	1,104,696
COST OF SALES (excluding depreciation and amortization expense as shown separately below)	640,140	672,101
Gross profit	383,449	432,595
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Operating expenses (includes asset impairment of $800 for the year ended March 31, 2006)	340,371	393,351
Depreciation and amortization	31,424	32,675
Total Selling, General and Administrative	371,795	426,026
Operating income	11,654	6,569
OTHER (INCOME) EXPENSE:
Interest income	(5,059)	(7,948)
Interest expense	122	1,181
Other	(147)	(665)
Total other income, net	(5,084)	(7,432)
Income before provision for income taxes	16,738	14,001
Provision for income taxes	5,316	4,239
NET INCOME	$11,422	$9,762

EARNINGS PER COMMON SHARE:
Basic	$0.16	$0.14
Diluted	$0.16	$0.14

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	69,553	69,862
Diluted	69,737	70,017

99¢ Only Stores
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands)

	Years Ended March 31,
	2006	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,422	$9,762
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,424	32,675
Loss on disposal of fixed assets (includes asset impairment of $800 for the year ended March 31, 2006)	999	171
Excess tax benefit from share-based payment arrangements	-	(645)
Deferred income taxes	(5,589)	(5,934)
Stock-based compensation expense	173	5,224
Tax benefit from exercise of non qualified employee stock options	57	1,032
Changes in assets and liabilities associated with operating activities:
Sales of short-term investments, net	36,040	-
Accounts receivable	1,558	506
Inventories	(7,232)	(11,887)
Other assets	2,474	(3,583)
Deposits	165	50
Accounts payable	16,415	(9,398)
Accrued expenses	1,006	4,672
Accrued workers’ compensation	5,867	(738)
Income taxes	(11,540)	6,013
Deferred rent	(731)	586
Net cash provided by operating activities	82,508	28,506

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(47,600)	(47,007)
Purchases of investments	(134,984)	(125,991)
Sale and maturity of available for sale securities	96,944	137,366
Net cash used in investing activities	(85,640)	(35,632)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligation	(289)	(75)
Proceeds from exercise of stock options	89	1,456
Proceeds from consolidation of construction loan	6,174	1,125
Excess tax benefit from share-based payment arrangements	-	645
Net cash provided by (used in) financing activities	5,974	3,151
NET INCREASE (DECREASE) IN CASH	2,842	(3,975)
CASH, beginning of period	2,116	4,958
CASH, end of period	$4,958	$983

99¢ Only Stores
CONSOLIDATED STATEMENTS OF INCOME
(Amounts In Thousands, Except Per Share Data)

Fourth Quarters of Fiscal Years 2006 and 2007

	(Unaudited)

	2006 (January – March) 4th Quarter	2007 (January – March) 4th Quarter
Net sales:
99¢ Only Stores	$244,631	$267,153
Bargain Wholesale	9,471	10,776
Total	254,102	277,929
Gross profit	93,911	109,623
Operating income (loss)	(5,301)	(2,492)
Net income (loss)	$(1,586)	$(1,034)
Earnings (loss) per common share:
Basic	$(0.02)	$(0.01)
Diluted	$(0.02)	$(0.01)
Weighted average shares outstanding:
Basic	69,558	69,933
Diluted	69,558	69,933

The following is a description of management’s analysis of the Company’s financial condition and results of operations for the fiscal year ended March 31, 2007.

Fiscal Year Ended March 31, 2007 Compared to Fiscal Year Ended March 31, 2006

Net sales. Total net sales increased $81.1 million, or 7.9%, from $1,023.6 million in fiscal 2006 to $1,104.7 million in fiscal 2007. 99¢ Only Stores’ net retail sales increased $80.2 million, or 8.2%, from $984.3 million in fiscal 2006 to $1,064.5 million in fiscal 2007. The effect of 19 new stores opened since the end of fiscal 2006 increased net retail sales by $38.8 million and the full year fiscal 2007 effect of stores opened in fiscal 2006 increased sales by $18.4 million. In addition, comparable stores net sales for all stores open at least 15 months in fiscal 2006 and 2007 increased 2.4% in 2007 due to a 0.5% increase in transaction counts (primarily attributable to the Company’s Texas stores, where sales continued to benefit from an anniversary advertising campaign held in the fourth quarter of fiscal 2006 and due to additional operational improvements made in fiscal 2007), as well as an increase in average ticket size by 1.9% to $9.34 from $9.17.  Bargain Wholesale net sales increased $0.9 million, or 2.2%, from $39.3 million in fiscal 2006 to $40.2 million in fiscal 2007, primarily due to new customers. Since the end of fiscal 2006, the Company added 19 stores; five stores were opened in Texas, one in Arizona and 13 in California. At the end of fiscal 2007, the Company had 251 stores compared to 232 as of fiscal 2006. Gross retail square footage at the end of fiscal 2007 and fiscal 2006 was 5.52 million and 5.15 million, respectively. For 99¢ Only Stores open all of fiscal 2007, the average net sales per estimated saleable square foot was $254 and the average annual net sales per store were $4.4 million, including the Texas stores open for the full year. Non-Texas stores net sales averaged $4.8 million per store and $284 per square foot. Texas stores open for a full year averaged net sales of $2.4 million per store and $120 per square foot.

Gross profit. Gross profit increased $49.1 million, or 12.8%, from $383.4 million in fiscal 2006 to $432.6 million in fiscal 2007. As a percentage of net sales, overall gross margin increased to 39.2% in fiscal 2007 from 37.5% in fiscal 2006. As a percentage of retail sales, retail gross margin increased to 39.9% in fiscal 2007 from 38.2% in fiscal 2006.  The increase in gross profit was primarily due to a reduction in excess and obsolete inventory reserves of 0.5% of retail sales in fiscal 2007 due to the sales of items previously reserved as excess and obsolete inventory following a more focused approach to merchandising those items compared to an increase in these reserves of 0.1% of retail sales in fiscal 2006, and due to a reduction of spoilage/shrink from 3.7% for fiscal 2006 to 3.0% for fiscal 2007. In addition, the increase in gross profit was due to a decrease in cost of products sold to 57.4% for fiscal 2007 compared to 57.6% for fiscal 2006 due to product cost changes.  The remaining change was made up of increases and decreases in other less significant items included in cost of sales. The Bargain Wholesale margin increased to 20.0% in fiscal 2007 versus 19.6% in fiscal 2006, primarily due to product cost changes.

Operating expenses. Operating expenses increased $53.0 million, or 15.6%, from $340.4 million in fiscal 2006 to $393.4 million in 2007. As a percentage of net sales, operating expenses increased to 35.6% for the year ended March 31, 2007 from 33.3% for the year ended March 31, 2006.  Retail operating expenses increased $25.0 million between fiscal 2006 and fiscal 2007, primarily as a result of an increase in retail store labor and related costs of $18.0 million associated with the opening of 19 new stores in fiscal 2007 and the full year effect of stores opened in fiscal 2006.  Retail store labor also increased due to costs associated with training and implementing new inventory control procedures in the stores.  The remaining increases in retail operating expenses included rent, utilities and other store operating expenses. Corporate operating expenses increased $14.1 million between fiscal 2006 and fiscal 2007 primarily due to an increase in consulting and professional fees of $5.4 million as a result of costs associated with completing the fiscal year 2006 annual audit and in connection with implementing Sarbanes-Oxley requirements, an increase of $5.0 million for stock-based compensation, and an increase of $3.4 million for personnel added at the executive, management and staff levels to support the Company’s infrastructure and growth requirements.  The increase in stock-based compensation expense is due to the adoption of SFAS No. 123(R) at the beginning of fiscal 2007, which requires the Company to recognize expense related to the estimated fair value of stock-based compensation awards.  Stock-based compensation recognized in fiscal 2006 was $0.2 million and increased to $5.2 million in fiscal 2007 under FAS No. 123(R).  Finally, the increase in total operating expenses was also due to an increase in distribution and transportation costs of $14.9 million, due primarily to $7.7 million in labor to operate the warehouses, including labor to service the increased sales volume and implement various internal control initiatives, and $3.9 million in increased delivery costs due to additional new store locations and higher fuel costs. Operating expenses for both years were also affected by the gains from consideration received in an eminent domain actions.  Fiscal 2006 operating expense was reduced by $4.2 million by a gain from consideration for a forced store closure due to a local government eminent domain action for the construction of a new public school, and fiscal 2007 operating expense was reduced by $0.7 million by the gain from consideration for another store closure due to an eminent domain action. The increases discussed above were also offset by a decrease in workers’ compensation expenses of $4.5 million, which was primarily driven by the stabilization of reserve requirements and improvements in claims management and accident reporting. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

 Depreciation and amortization. Depreciation increased $1.3 million, or 4.0%, from $31.4 million in fiscal 2006 to $32.7 million in fiscal 2007 as a result of the net 19 new stores operating since the end of the fiscal 2006, the full year effect of fiscal 2006 store additions, and additions to existing stores and distribution centers. The increase was partially offset due to the disposal of certain fixed assets and fully depreciated assets.

Operating income. Operating income decreased $5.1 million, or 43.6%, from $11.7 million in fiscal 2006 to $6.6 million in fiscal 2007. Operating income as a percentage of net sales decreased from 1.1% in fiscal 2006 to 0.6% in fiscal 2007 primarily due to increases in operating expenses discussed above partially offset by the increase in the gross margin percentage on sales.  Operating income in fiscal 2006 and 2007 benefited from net gains of $4.2 million and $0.7 million, respectively, for forced store closures due to local government eminent domain actions, which are included as an offset to selling, general, and administrative expenses.

Other income, net. Other income increased $2.3 million to $7.4 million in fiscal 2007 compared to $5.1 million in fiscal 2006.  Interest income earned on the Company’s investments increased from $5.1 million in fiscal 2006 to $7.9 million in fiscal 2007 as a result of increased interest rates.  Interest expense which primarily relates to consolidated partnership line of credit with a bank was $1.2 million in fiscal 2007 compared to $0.1 million in fiscal 2006.

            Provision for income taxes. The provision for income taxes in fiscal 2007 was $4.2 million compared to $5.3 million in fiscal 2006, due to the decrease in pre-tax income and a lower overall effective tax rate.  The provision for income taxes had effective combined federal and state income rates of 30.3% and 31.8% in fiscal 2007 and 2006, respectively. Additionally, in fiscal 2007, the Company recorded a discrete tax benefit of approximately $290,000, due to additional prior period income tax credits that were identified during the first quarter of fiscal 2007. The effective combined federal and state tax income rates are less than the statutory rates in each period and were calculated to reflect estimated income tax rates after giving effect for tax credits and the effect of certain revenues and/or expenses that are not subject to taxation.

Net income. As a result of the items discussed above, net income decreased $1.6 million, or 14.5%, from $11.4 million in fiscal 2006 to $9.8 million in fiscal 2007. Net income as a percentage of net sales declined from 1.1% in fiscal 2006 to 0.9% in fiscal 2007.

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99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 253 extreme value retail stores in California, Texas, Arizona and Nevada, and also operates a wholesale division, Bargain Wholesale. The Company’s next three stores are scheduled to open in August 2007 in California and Texas. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is over 99¢.

We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, trends affecting the financial condition or results of operations of the Company, the business and growth strategies of the Company, potential decreases in the cost of developing and maintaining our control systems and complying with Sarbanes-Oxley requirements, and the results of the Company’s operational improvements.  The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.